Exhibit 10.30
Independent Director Compensation Policy
Each member of the Board of Directors (the “Board”) of TPG Inc. (together with its affiliates, the “Company”) who is not an employee or Partner of the Company (each, a “Director”) shall receive compensation in accordance with this Independent Director Compensation Policy (this “Policy”) during such Director’s period of service as a member of the Board.
Cash Compensation:
Annual Cash Retainer. $150,000 per calendar year.
Committee Member Retainers. $15,000 per calendar year while a Director serves on the Audit Committee of the Board. $10,000 per calendar year while a Director serves on the Compensation Committee of the Board. $10,000 per calendar year while a Director serves on the Conflicts Committee of the Board.
Committee Chair Retainers. $25,000 per calendar year while a Director serves as the Chairperson of the Audit Committee. $20,000 per calendar year while a Director serves as the Chairperson of the Compensation Committee. $15,000 per calendar year while a Director serves as the Chairperson of the Conflicts Committee.
Election of Shares in Lieu of Cash: Beginning for 2023, a Director may elect to receive any cash retainer, or any specified portion thereof, in shares of the Company’s Class A common stock (“Shares”), provided such election is made prior to the later of (x) 30 days following such Director’s initial election to the Board or (y) January 1 of the calendar year with respect to which the annual cash retainer relates.
Payment Timing. All retainers are payable in four quarterly installments in cash, delivered as soon as practicable following the last day of the applicable quarter, but in no event later than 30 days following the end of the applicable quarter; provided that, any Shares elected in lieu of cash will be delivered as determined by the Company for administrative convenience, but in all events by March 15 of the calendar year following the calendar year for which the retainer was earned.
Limitation. The annual compensation for a Director shall not exceed $1,000,000 for a calendar year, taking together all cash retainers and annual equity retainers (using grant date fair value) paid or granted to a Director for a calendar year. All retainers will be pro-rated for any partial year of service, including in the year of a Director’s initial election, if applicable.
Equity Compensation:
Annual Equity Retainer. An annual grant of restricted stock units (“RSUs”) pursuant to the TPG Inc. Omnibus Equity Incentive Plan (the “Omnibus Plan”) with a grant date fair value of $150,000 and subject to the terms of the Omnibus Plan and an Award Agreement thereunder. These RSUs will vest on the earlier of (x) the first anniversary of the grant date or (y) the day immediately prior to the next annual shareholders meeting occurring after the date of grant. The annual equity retainer will be pro-rated for any partial year of service, including in the year of a Director’s initial election, if applicable.
Initial Equity Grant. Upon initial election to the Board, a grant of RSUs pursuant to the Omnibus Plan with a grant date fair value of $300,000 and subject to the terms of the Omnibus Plan and an Award Agreement thereunder. These RSUs vest ratably in three equal annual installments on the first three anniversaries of the grant date. Shares resulting from the settlement of RSUs will be delivered as determined by the Company for administrative convenience, but in all events by March 15 of the calendar year following the calendar year in which the applicable vesting date occurred.
Expenses:
The Company will reimburse a Director for all travel expenses reasonably incurred by such Director in the proper performance of such Director’s obligations to the Company as a Director, provided that such Director supplies receipts or other evidence of such expenditures in a timely manner in accordance with the Company’s policies. A Director’s expenses may include legal fees if it is necessary in the furtherance of such Director’s duties for such Director to seek independent legal advice (provided that allegations of gross negligence or willful misconduct have not been finally determined against such Director), subject to such Director having first notified the Board. Any such payment by the Company is subject to any applicable restrictions under Delaware law.

Taxes:
Directors are responsible for all taxes arising from any payments made pursuant to the terms of this Policy and the Company will not withhold taxes with respect to such payments.
Insurance & Indemnification:
Insurance. The Company has an insurance policy under which Directors are insured, subject to the limits of the policy and applicable law, against certain losses arising from claims that may be made against a Director by reason of any acts or omissions covered under the policy in such Director’s capacity as a director of the Company, including certain liabilities under securities laws.

Indemnification. The Company has entered and will enter into an indemnification agreement with each Director that provides contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the Delaware General Corporation Law, subject to certain exceptions contained in those agreements.

Stock Ownership Guidelines:
Directors are subject to any applicable stock retention policy or guidelines adopted by the Company from time to time, in accordance with the terms of such policy or guidelines.
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